Exhibit 23.2

Consent of Independent Auditors

The Board of Directors

Worthington Armstrong Venture:

We consent to the use of our report dated February 16, 2021, with respect to the consolidated balance sheets of Worthington Armstrong Venture and its subsidiaries as of December 31, 2020 and 2019, the related consolidated statements of income and comprehensive income, partners’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, not included herein, which report appears in Exhibit 99.1 in the December 31, 2020 annual report on Form 10-K of Armstrong World Industries, Inc., incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report refers to a change in the method of accounting for revenue.

/s/ KPMG LLP
Philadelphia, Pennsylvania April 30, 2021